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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): May 12, 2006

                          SYNOVA HEALTHCARE GROUP, INC.
             (Exact name of registrant as specified in its charter)

            Nevada                     000-51492               91-1951171
 (State or other jurisdiction         (Commission             (IRS Employer
       of incorporation)              File Number)         Identification No.)


              1400 N. Providence Road, Suite 6010, Media, PA 19063
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (610) 565-7080

          _____________________________________________________________
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act
    (17CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

________________________________________________________________________________

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ITEM 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

         In January 2006, Synova Healthcare Group, Inc. (the "Company") commenced a private placement, as amended (the "Unit Offering"), of its common stock, $.001 par value per share (the "Common Stock"), and warrants to purchase Common Stock (the "Warrants"). In the Unit Offering, the Common Stock and Warrants were sold in units ("Units") consisting of 33,333 shares of Common Stock and a Warrant to purchase 16,666 shares of Common Stock, at a purchase price of $50,000 per Unit. The Warrants expire five years after the date of issuance and have an exercise price of $2.50 per share, subject to adjustment. The exercise price of each Warrant may be adjusted in the event of any subdivision or combination of the Common Stock or any distribution by the Company of a stock dividend or assets (other than cash dividends payable out of retained earnings) to holders of Common Stock.

         On May 12, 2006, the Company completed the Unit Offering. In the Unit Offering, the Company sold approximately 93 Units in a number of separate transactions, representing an aggregate purchase price of approximately $4.6 million. This amount includes sales of securities in the Unit Offering that have previously been reported by the Company during the first quarter of 2006.

         In connection with the Unit Offering, the Company has agreed to pay the placement agents for the Unit Offering a commission equal to 7% of the gross purchase price for the Units purchased by investors introduced to the Company by the placement agents. In addition, the Company agreed to pay the placement agents a four-year option to purchase up to 7% of such Units at an exercise price of $50,000 per Unit. The Warrants to be received upon the exercise of these options would expire after four years. As a result of sales effected in the Unit Offering through these placement agents, they are eligible to receive in the aggregate options to purchase approximately 6 Units.

ITEM 3.02     RECENT SALES OF UNREGISTERED SECURITIES.

         The disclosure provided in Item 1.01 above is incorporated herein by reference in response to this Item 3.02.

         Offers and sales of securities offered and sold in the Unit Offering were effected without registration under the Securities Act, in reliance upon the exemption provided by Rule 506 and/or Section 4(2) thereunder (the "U.S. Transactions"), and outside the jurisdiction of the United States in reliance upon Regulation S promulgated thereunder (the "Foreign Transactions"). The Company believes that the U.S. Transactions were exempt from registration under
 Section 4(2) of the Securities Act and/or Rule 506 thereunder because the subject securities were sold to a limited group of persons, each of whom was believed to have been (i) either an accredited investor or a sophisticated investor at the time of the sale and had a pre-existing business or personal relationship with us, our management or a placement agent engaged by the Company, and (ii) purchasing the securities for investment without a view to resale or further distribution. Restrictive legends stating that the securities may not be offered and sold in the United States absent registration under the Securities Act or an applicable exemption therefrom were placed on certificates evidencing the securities and/or agreements relating thereto. We believe no form of general solicitation or general advertising was made in connection with the offer or sale of these securities.

         The Company believes that the Foreign Transactions were exempt from registration under the Securities Act because the subject securities were sold to persons believed not to have been "U.S. Persons" as defined in Regulation S, and in compliance with the other terms and conditions of Regulation S. Restrictive legends were placed on certificates evidencing the Common Stock and/or agreements relating to the right to purchase such shares. We believe no form of directed selling efforts, as defined in Regulation S, was used in the offer or sale of these securities.


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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                               SYNOVA HEALTHCARE GROUP, INC.






Date: May 18, 2006             By:    /s/ Stephen E. King
                                   -------------------------------------------
                                   Name:  Stephen E. King
                                   Title: Chairman and Chief Executive Officer






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